Exhibit 99.1

News Release
Sunoco LP Announces First Quarter Financial and Operating Results

•	Completed the private placement of $300 million in SUN preferred equity to ETE

•	Maintained quarterly distribution of 82.55 cents, an increase of 1.0 percent compared to first quarter 2016

•
Executed definitive agreement to divest a majority of company-operated convenience stores to 7-Eleven, Inc. for $3.3 billion; transaction includes 15-year take-or-pay fuel supply agreement with 7-Eleven

•	Launched sales process for remaining company-operated convenience stores in North and West Texas, New Mexico and Oklahoma
Conference Call Scheduled for 9:30 a.m. CT (10:30 a.m. ET) on Thursday, May 4

DALLAS, May 3, 2017 - Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) today announced financial and operating results for the three-month period ended March 31, 2017.

Revenue totaled $4.4 billion, an increase of 36.7 percent, compared to $3.2 billion in the first quarter of 2016. The increase was the result of the average selling price of fuel being 56 cents per gallon higher than last year, additional wholesale gallons sold and increased merchandise sales.

Total gross profit was $503 million, compared to $511 million in the first quarter of 2016. The key driver of the decrease was lower wholesale motor fuel profits partly offset by increases in retail motor fuel and merchandise profits.

Income from operations was $48 million, versus $92 million in the first quarter of 2016. General and administrative expenses increased $6 million from the first quarter 2016 to $64 million primarily due to increased salary and benefit costs. Other operating expenses increased $14 million from the first quarter 2016 to $263 million as a result of stores acquired or opened in the last 12 months.

Net income was $1 million, or ($0.22) per diluted unit, versus $62 million, or $0.47 per diluted unit, in the first quarter of 2016.

Adjusted EBITDA (1) for the quarter totaled $155 million, compared with $159 million in the first quarter of 2016. The unfavorable year-over-year comparison reflects decreased wholesale motor fuel gross profit contribution and increased total operating expenses.

Distributable cash flow (1), as adjusted, was $77 million, compared to $112 million a year ago. This year over year decrease reflects an increase in cash interest expense.

On a weighted-average basis, fuel margin for all gallons sold decreased to 14.5 cents per gallon, compared to 14.7 cents per gallon in the first quarter of 2016. The decrease was primarily attributable to lower margins in the wholesale segment.

Net income for the wholesale segment was $42 million compared to $87 million a year ago. Adjusted EBITDA was $95 million, versus $103 million in the first quarter of last year. Total wholesale gallons sold were 1,313 million, compared to 1,233 million in the first quarter of 2016, an increase of 6.5 percent as a result of growth in both the Southwest geography and unbranded business and contribution from the Emerge acquisition. This includes gallons sold to consignment stores and third-party customers, including independent dealers, fuel distributors and commercial customers. The Partnership earned 10.6 cents per gallon on these volumes, compared to 11.4 cents per gallon a year earlier.

Net loss for the retail segment was $41 million compared to a net loss of $25 million a year ago. Adjusted EBITDA was $60 million, versus $56 million in the first quarter of last year. Total retail gallons sold decreased by 2.1 percent to 595 million gallons as a result of the decreased demand across SUN’s operating geography, particularly along the East Coast. The Partnership earned 23.1 cents per gallon on these volumes, compared to 21.3 cents per gallon a year earlier.

Total merchandise sales increased by 3.1 percent from a year ago to $540 million, reflecting the contribution from third party acquisitions and new-to-industry locations opened during the last 12 months. Merchandise sales contributed $170 million of gross profit with a retail merchandise margin of 31.6 percent, a decrease of 0.1 percentage points from the first quarter of 2016.

Same-store merchandise sales decreased by 1.1 percent during the first quarter, reflecting weakness in convenience store and restaurant operations in Texas, partly offset by growth in SUN’s East Coast and Hawaiian operations. Same-store gallons decreased by 5.7 percent as a result of weakness throughout SUN’s retail geography. In the Texas oil producing regions, same-store merchandise sales increased by 1.6 percent, and same-store gallons increased 1.1 percent. Both same store merchandise sales and same store fuel sales were impacted from a leap day in the first quarter of last year by approximately 1.1 percent.

As of March 31, 2017, SUN operated 1,355 convenience stores and retail fuel outlets along the East Coast, in the Southwest and in Hawaii. Third party wholesale customers totaled 7,825.

SUN’s other recent accomplishments include the following:

•	On January 18, SUN announced it retained NRC Realty & Capital Advisors, LLC (“NRC”) to assist with strategic alternatives for approximately 100 real estate assets.

•	On March 30, SUN and Energy Transfer Equity, L.P. (NYSE: ETE) (“ETE”) announced the completion of a private placement of $300 million in SUN preferred equity to ETE.

•	On April 6, SUN announced the planned divestiture of company-operated convenience stores in the continental United States.

–
SUN entered into a definitive asset purchase agreement for the sale of a majority of its company-operated convenience stores to 7-Eleven, Inc. Total consideration in the transaction is $3.3 billion in cash plus fuel, merchandise and other inventories.

–	As part of the transaction, SUN will enter into a 15-year take-or-pay fuel supply agreement with a 7-Eleven subsidiary under which SUN will supply approximately 2.2 billion gallons of fuel annually.

–
SUN retained JP Morgan Securities, LLC to manage the marketing process for the remaining approximately 200 company-operated convenience stores in North and West Texas, New Mexico and Oklahoma in a separate process.

SUN’s segment results and other supplementary data are provided after the financial tables below.
Distribution
On April 27, 2017 the Board of Directors of SUN’s general partner declared a distribution for the first quarter of 2017 of $0.8255 per unit, which corresponds to $3.3020 per unit on an annualized basis. This distribution was unchanged from the fourth quarter 2016 and represented a 1.0 percent increase compared with the first quarter of 2016. The distribution will be paid on May 16 to unitholders of record on May 9.

SUN’s distribution coverage ratio for the first quarter was 0.74 times. The distribution coverage ratio on a trailing 12-month basis was 0.88 times.
Liquidity
At March 31, SUN had borrowings against its revolving line of credit of $761 million and other long-term debt of $3.6 billion. Availability on the revolving credit facility after borrowings and letters of credit commitments was $718 million. In the first quarter of 2017, SUN issued 1.3 million common units through its at-the-market equity program, generating net proceeds of $33 million. The leverage ratio of debt to Adjusted EBITDA, calculated in accordance with SUN’s credit agreements, including the revolving credit facility and Term Loan A, was 6.31 times at the end of the first quarter.

(1)
Adjusted EBITDA and distributable cash flow are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under "Reconciliations of Non-GAAP Measures" later in this news release for a discussion of our use of Adjusted EBITDA and distributable cash flow, and a reconciliation to net income.

Earnings Conference Call
Sunoco LP management will hold a conference call on Thursday, May 4, at 9:30 a.m. CT (10:30 a.m. ET) to discuss first quarter results and recent developments. To participate, dial 201-389-0877 approximately 10 minutes early and ask for the Sunoco LP conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Sunoco’s website at www.SunocoLP.com under Events and Presentations.

Sunoco LP (NYSE: SUN) is a master limited partnership that operates 1,355 convenience stores and retail fuel sites and distributes motor fuel to 7,825 convenience stores, independent dealers, commercial customers and distributors located in 30 states. Our parent -- Energy Transfer Equity, L.P. (NYSE: ETE) -- owns SUN's general partner and incentive distribution rights.

Forward-Looking Statements
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our website at www.SunocoLP.com
Qualified Notice
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of Sunoco LP's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sunoco LP's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Contacts

Investors:
Scott Grischow, Senior Director - Investor Relations and Treasury
(214) 840-5660, scott.grischow@sunoco.com

Patrick Graham, Senior Analyst - Investor Relations and Finance
(214) 840-5678, patrick.graham@sunoco.com

Media:
Alyson Gomez, Director - Communications
(469) 646-1758, alyson.gomez@sunoco.com

Jeff Shields, Communications Manager
(215) 977-6056, jeff.shields@sunoco.com

- Financial Schedules Follow -

SUNOCO LP
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31, 2017	December 31, 2016
	(in millions, except units)
Assets
Current assets:
Cash and cash equivalents	$74	$119
Accounts receivable, net	442	539
Receivables from affiliates	13	3
Inventories, net	512	573
Other current assets	162	155
Total current assets	1,203	1,389
Property and equipment, net	3,299	3,373
Other assets:
Goodwill	2,612	2,618
Intangible assets, net	1,292	1,255
Other noncurrent assets	48	66
Total assets	$8,454	$8,701
Liabilities and equity
Current liabilities:
Accounts payable	$438	$616
Accounts payable to affiliates	111	109
Advances from affiliates	1	87
Accrued expenses and other current liabilities	371	372
Current maturities of long-term debt	5	5
Total current liabilities	926	1,189
Revolving line of credit	761	1,000
Long-term debt, net	3,534	3,509
Deferred tax liability	626	643
Other noncurrent liabilities	178	164
Total liabilities	6,025	6,505
Commitments and contingencies (Note 12)
Equity:
Limited partners:
Series A Preferred unitholder - affiliated (12,000,000 units issued and outstanding as of March 31, 2017 and no units issued and outstanding as of December 31, 2016)	300	—
Common unitholders - public (53,704,891 units issued and outstanding as of March 31, 2017 and 52,430,220 units issued and outstanding as of December 31, 2016)	1,458	1,467
Common unitholders - affiliated (45,750,826 units issued and outstanding as of March 31, 2017 and December 31, 2016)	671	729
Class C unitholders - held by subsidiary (16,410,780 units issued and outstanding as of March 31, 2017 and December 31, 2016)	—	—
Total equity	2,429	2,196
Total liabilities and equity	$8,454	$8,701

SUNOCO LP
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(unaudited)

	For the Three Months Ended March 31,
	2017	2016
	(in millions, except unit and per unit amounts)
Revenues:
Retail motor fuel	$1,516	$1,116
Wholesale motor fuel sales to third parties	2,243	1,496
Wholesale motor fuel sales to affiliates	21	7
Merchandise	540	524
Rental income	23	22
Other	51	50
Total revenues	4,394	3,215
Cost of sales:
Retail motor fuel cost of sales	1,379	984
Wholesale motor fuel cost of sales	2,138	1,352
Merchandise cost of sales	370	358
Other	4	10
Total cost of sales	3,891	2,704
Gross profit	503	511
Operating expenses:
General and administrative	64	58
Other operating	263	249
Rent	34	33
Loss on disposal of assets	7	1
Depreciation, amortization and accretion	87	78
Total operating expenses	455	419
Income from operations	48	92
Interest expense, net	64	28
Income (loss) before income taxes	(16)	64
Income tax expense (benefit)	(17)	2
Net income and comprehensive income	$1	$62
Net income (loss) per limited partner unit:
Common - basic and diluted	$(0.22)	$0.47
Weighted average limited partner units outstanding:
Common units - public (basic)	52,858,782	49,588,960
Common units - public (diluted)	52,965,132	49,610,314
Common units - affiliated (basic and diluted)	45,750,826	37,864,373

Cash distribution per unit	$0.8255	$0.8173

Key Operating Metrics
The following information is intended to provide investors with a reasonable basis for assessing our historical operations but should not serve as the only criteria for predicting our future performance. We operate our business in two primary operating divisions, wholesale and retail, both of which are included as reportable segments.
Key operating metrics set forth below are presented as of and for the three months ended March 31, 2017 and 2016 and have been derived from our historical consolidated financial statements.
The accompanying footnotes to the following two key operating metrics tables can be found immediately preceding our capital spending discussion.

	For the Three Months Ended March 31,
	2017			2016
	Wholesale	Retail	Total	Wholesale	Retail	Total
	(dollars and gallons in millions, except motor fuel gross profit per gallon)
Revenues:
Retail motor fuel	$—	$1,516	$1,516	$—	$1,116	$1,116
Wholesale motor fuel sales to third parties	2,243	—	2,243	1,496	—	1,496
Wholesale motor fuel sale to affiliates	21	—	21	7	—	7
Merchandise	—	540	540	—	524	524
Rental income	19	4	23	19	3	22
Other	13	38	51	18	32	50
Total revenues	$2,296	$2,098	$4,394	$1,540	$1,675	$3,215
Gross profit:
Retail motor fuel	$—	$137	$137	$—	$132	$132
Wholesale motor fuel	126	—	126	151	—	151
Merchandise	—	170	170	—	166	166
Rental and other	28	42	70	36	26	62
Total gross profit	$154	$349	$503	$187	$324	$511
Net income (loss) and comprehensive income (loss)	$42	$(41)	$1	$87	$(25)	$62
Adjusted EBITDA (2)			$155			$159
Distributable cash flow, as adjusted (2)			$77			$112
Operating Data:
Total motor fuel gallons sold:
Retail		595	595		608	608
Wholesale	1,313		1,313	1,233		1,233
Motor fuel gross profit cents per gallon (1):
Retail		23.1¢	23.1¢		21.3¢	21.3¢
Wholesale	10.6¢		10.6¢	11.4¢		11.4¢
Volume-weighted average for all gallons			14.5¢			14.7¢
Retail merchandise margin		31.6%			31.7%

The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and distributable cash flow for the three months ended March 31, 2017 and 2016:

	For the Three Months Ended March 31,
	2017			2016
	Wholesale	Retail	Total	Wholesale	Retail	Total
	(in millions)
Net income (loss) and comprehensive income (loss)	$42	$(41)	$1	$87	$(25)	$62
Depreciation, amortization and accretion	22	65	87	17	61	78
Interest expense, net	20	44	64	12	16	28
Income tax expense (benefit)	1	(18)	(17)	(1)	3	2
EBITDA	$85	$50	$135	$115	$55	$170
Non-cash compensation expense	—	4	4	2	1	3
Loss on disposal of assets	2	5	7	—	1	1
Unrealized gain on commodity derivatives	(5)	—	(5)	(3)	—	(3)
Inventory adjustments	13	1	14	(11)	(1)	(12)
Adjusted EBITDA	$95	$60	$155	$103	$56	$159
Cash interest expense			60			27
Income tax expense (current)			—			2
Maintenance capital expenditures			18			19
Distributable cash flow			$77			$111
Transaction-related expenses			—			1
Series A Preferred distribution			—			—
Distributable cash flow, as adjusted			$77			$112
_______________________________

(1)	Excludes the impact of inventory fair value adjustments consistent with the definition of Adjusted EBITDA.

(2)
EBITDA is defined as earnings before net interest expense, income taxes, depreciation, amortization and accretion expense. Adjusted EBITDA further adjusts EBITDA to reflect certain other non-recurring and non-cash items. We define Adjusted EBITDA to also include adjustments for unrealized gains and losses on commodity derivatives and inventory fair value adjustments. We define distributable cash flow as Adjusted EBITDA less cash interest expense, including the accrual of interest expense related to our long-term debt that is paid on a semi-annual basis, Series A Preferred distribution, current income tax expense, maintenance capital expenditures, and other non-cash adjustments. Further adjustments are made to distributable cash flow for certain transaction-related and non-recurring expenses that are included in net income.

We believe EBITDA, Adjusted EBITDA and distributable cash flow are useful to investors in evaluating our operating performance because:

•	Adjusted EBITDA is used as a performance measure under our revolving credit facility;

•	securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;

•	our management uses them for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and

•
distributable cash flow provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, and as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

EBITDA, Adjusted EBITDA and distributable cash flow are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and distributable cash flow have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our total cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense or the cash requirements necessary to service interest or principal payments on our revolving credit facility or term loan;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•	as not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies.

Capital Spending
SUN's gross capital expenditures for the first quarter were $66 million, which included $48 million for growth capital and $18 million for maintenance capital. Approximately $14.4 million of the growth capital spent was for the construction of new-to-industry sites, of which 10 opened in the first quarter. The construction of all 10 of these sites started in 2016.
Excluding acquisitions, SUN expects approximately $150 million to be spent on growth capital and approximately $90 million to be spent on maintenance capital for the full year 2017.
Growth capital spending includes the rebuilding of locations SUN is operating on the Indiana Toll Road.